Exhibit (c)(i)


                   MRI BUSINESS PROPERTIES FUND, LTD.
                        (a limited partnership)

                              NOTE 2 TO

                   CONSOLIDATED FINANCIAL STATEMENTS

             YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992


2.  TRANSACTIONS WITH THE GENERAL PARTNERS AND AFFILIATES

  In accordance with the Partnership Agreement, the Partnership may be charged by the general partner and affiliates for services provided to the Partnership. From March 1988 to December 1992 such amounts were assigned pursuant to a services agreement by the general partner and affiliates to Metric Realty Services, L.P., which performed partnership management and other services for the Partnership.

  On January 1, 1993, Metric Management, Inc., a company which is not affiliated with the general partner, commenced providing certain property and portfolio management services to the Partnership under a new services agreement. As provided in the new services agreement effective January 1, 1993, no reimbursements were made to the general partner and affiliates after December 31, 1992. Subsequent to December 31, 1992, reimbursements were made to Metric Management, Inc. On December 16, 1993, the services agreement with Metric Management, Inc. was modified and, as a result thereof, the Partnership's general partner assumed responsibility for various Partnership services between December 23, 1993 and April 1, 1994. Related party expenses for the years ended September 30, 1994, 1993 and 1992 are as follows:


                                         1994     1993      1992
                                      --------  --------  --------
    Property management fees          $      -  $ 39,000  $162,000
    Reimbursement of expenses:
      Partnership accounting            69,000    51,000   171,000
      Real estate tax reduction
        fees                            34,000         -         -
      Professional services                  -    13,000    42,000
      Investor services                 15,000     8,000    27,000
                                      --------  --------  --------
    Total                             $118,000  $111,000  $402,000
                                      ========  ========  ========

  In accordance with the Partnership Agreement, the general partner was allocated its continuing interest of two percent of the Partnership's net loss and taxable loss. There were no cash distributions to the general partner for the years ended September 30, 1994, 1993 and 1992.